EXHIBIT 10.27.6

                1987 SUPPLEMENTARY POWER CONTRACT

     This 1987 Supplementary Power Contract, dated as of the 1st day of April, 1987, is entered into by and between Connecticut Yankee Atomic Power Company ("Connecticut Yankee") and Central Vermont Public Serv. Corp.("Purchaser").

BASIC UNDERSTANDINGS

     Connecticut Yankee and the Purchaser are parties to a Power Contract dated as of July 1, 1964 ("Power Contract"). Pursuant to the Power Contract and other similar contracts (collectively, the "Power Contracts") between Connecticut Yankee and its other purchasers (collectively, with the Purchaser, the "Purchasers"), Connecticut Yankee supplies to the Purchasers all of the capacity and electric energy available from the nuclear generating unit owned by Connecticut Yankee at a site adjacent to the Connecticut River in the Town of Haddam, Connecticut (the "Unit"). The Power Contracts have a term of thirty
(30) years following January 1, 1968, the date on which the Unit commenced commercial operation.

     Connecticut Yankee and the Purchaser are also parties to an Additional Power Contract, dated as of April 30, 1984 ("Additional Power Contract"). The Additional Power Contract and other similar contracts (collectively, the "Additional Power Contracts") between Connecticut Yankee and its other purchasers provide for extension of their respective rights and obligations following the December 31, 1997 termination date of the Power Contract and continuing during the Unit's service life following January 1, 1998 and termination of all decommissioning obligations related to the Unit.

     Pursuant to the Power Contract and the Additional Power Contract, the Purchaser is entitled and obligated to take its entitlement percentage of the capacity and net electrical output of the Unit and the Purchaser is obligated to make payment of a similar portion of the costs and expenses related to the Unit during the Unit's service life and decommissioning.

     The Power Contract serves as security for obligations of Connecticut Yankee and cannot be changed without the concurrence of other parties. Therefore, Connecticut Yankee and the Purchaser have been precluded from amending the Power Contract, and Connecticut Yankee and the Purchaser have entered into the following additional contract arrangements relating to the Unit (collectively, with other similar contract arrangements between Connecticut Yankee and the other Purchasers, the "Supplementary Power Contracts"):

      SUPPLEMENTARY POWER CONTRACT, dated as of March 1,1978

      AGREEMENT AMENDING SUPPLEMENTARY POWER CONTRACT, dated
      August 22, 1980

      SECOND AMENDMENT OF THE SUPPLEMENTARY POWER CONTRACT, dated
      October 15, 1982

      SECOND SUPPLEMENTARY POWER CONTRACT, dated as of April 30, 1984

     Pursuant to the Supplementary Power Contracts, the Purchaser makes monthly supplemental payments to Connecticut Yankee, such payments being in addition to the payments made pursuant to the Power Contract. These supplementary payments cover elements of Connecticut Yankee's costs of owning, operating and maintaining the Unit which are not appropriately provided for in the Power Contracts. The Supplementary Power Contracts also contain additional commitments and obligations relating to ownership, operation and maintenance of the Unit.

     NOW THEREFORE, in order to supersede the Supplementary Power Contracts and to restate herein the terms and conditions contained in such superseded Supplementary Power Contracts which Connecticut Yankee and the Purchaser wish to continue and to make the applicable provisions of this 1987 Supplementary Power Contract effective during the terms of the Power Contract and the Additional Power Contract, and in consideration of the understandings recited herein and previously recited in the Supplementary Power Contracts, and in consideration of the respective undertakings of the parties to this 1987 Supplementary Power Contract, Connecticut Yankee and the Purchaser hereby agree as follows:

1. UNDERTAKINGS BY CONNECTICUT YANKEE

     Connecticut Yankee agrees to continue to operate and maintain the Unit in accordance with the requirements of the Power Contract and Additional Power Contract and to use its best efforts to meet its future financing needs at the lowest practicable cost.

2. SUPPLEMENTARY PAYMENT TO PAYMENTS UNDER THE POWER CONTRACT

     With respect to each month, the Purchaser will pay to Connecticut Yankee the amount, if any, by which (i) the Purchaser's entitlement percentage of the sum of (a) Connecticut Yankee's total operating expenses for the month with respect to the Unit and (b) an amount equal to one-twelfth (1/12) of the composite percentage for such month of the net Unit investment, EXCEEDS (ii) the amount payable by the Purchaser for the month pursuant to the second paragraph of Section 7 of the Power Contract.

     For the purposes of determining the amount, if any, to be paid pursuant to this Section 2, the following shall apply:

     Connecticut Yankee's "operating expenses" shall include all amounts properly chargeable to operating expense accounts, less any applicable credits thereto, in accordance with the Uniform System of Accounts (the "Uniform System") prescribed by the Federal Energy Regulatory Commission for Class A or Class B Public Utilities and Licensees; provided, that for purposes of this Supplementary Power Contract, the accrual of depreciation shall be computed on the basis of a term ending May 26, 2004.

     Included in the Unit's monthly operating expenses until fully recovered shall be an amount equal to one-thirty sixth (1/36) of the interest expense accrued from April, 1983 to October, 1986, inclusive, on the amount due from Connecticut Yankee to the U.S. Department of Energy for disposal of prior spent nuclear fuel and associated high level radioactive material.

     Also included in the Unit's operating expenses shall be an expense accrual for materials and supplies which are anticipated to remain at the end of the Unit's operating life, with payment of such accruals being determined in accordance with the following formula:

1/M times ( Im -Rm ) = Em


where: "M" equals the total number of months beginning with the billing month and ending on May 26, 2004, inclusive;

       "Im" equals the gross book value of inventory as shown on Connecticut Yankee's books of account at the end of the month prior to the billing month;

       "Rm" equals the total accumulated amortization reserve for materials and supplies at the end of the Unit's useful life, as shown on Connecticut Yankee's books of account for the month prior to the billing month; and

       "Em" equals the monthly operating expense accrual to be credited to the accumulated reserve for the billing month.

     Also included in the Unit's operating expenses shall be an expense accrual for nuclear fuel which is anticipated to remain unburned in the reactor core at the end of the Unit's operating life, with payment of such accruals being determined in accordance with the following formula:

1/M times (If-Rf) = Ef

where: "M" equals the total number of months beginning with the billing month and ending on May 26, 2004, inclusive;

       "If" equals the gross book value of the unburned fuel remaining in the reactor core at the end of the month during which the Unit most recently shut down for refueling. The value of the unburned fuel in the core shall be before any new fuel is added to the core pursuant to refueling;

       "Rf" equals the accumulated amortization reserve for the unburned final core value, as shown on Connecticut Yankee's books of account for the month prior to the billing month; and

       "Ef" equals the monthly fuel amortization expense accrual for the billing month.

     If in any month the earnings, after deducting associated costs, from investment of the segregated fund created pursuant to Section 8 of this 1987 Supplementary Power Contract for disposal of prior spent nuclear fuel and associated high level radioactive material exceed or are insufficient to meet Connecticut Yankee's interest obligations to the U.S. Department of Energy in regard to such disposal costs, then an appropriate adjustment will be made to the Unit's operating expenses for the month to reflect the net amount of such excess or deficiency.

     "Net Unit investment" shall be determined in accordance with the provisions of Section 7 of the Power Contract, except that for purposes of this 1987 Supplementary Power Contract, (i) net Unit investment shall include construction work in progress only to the extent allowed by the Federal Energy Regulatory Commission, (ii) in determining net Unit investment, the accumulated provision for depreciation shall not include any amounts specifically allowed by the Federal Energy Regulatory Commission to be excluded, (iii) net Unit investment shall include the amount of Connecticut Yankee's obligation for the principal balance and accrued interest due to the U.S. Department of Energy in regard to disposal of prior spent nuclear fuel and associated high level radioactive material, as shown on Connecticut Yankee's books of account, to the extent that such amount has not been funded pursuant to Section 8 of this 1987 Supplementary Power Contract, (iv) net Unit investment shall include, in addition to all other amounts which may be includable therein under said Section 7, but without duplication, the aggregate amount properly chargeable at the time in accordance with the Uniform System to Connecticut Yankee's nuclear fuel accounts (other than nuclear fuel in process), less the balance at the time of the accumulated provision for amortization of the cost of nuclear fuel (excluding any amounts specifically permitted by the Federal Energy Regulatory Commission), and (v) net Unit investment shall be reduced by the reserve for materials and supplies and unburned nuclear fuel remaining at the end of the Unit's useful life, all as determined in accordance with the Uniform System.

     "Composite percentage" shall be computed as of the last day of each month ("the computation date"), and for any month the composite percentage shall be that computed as of the last day of the previous month. "Composite percentage" as of a computation date shall be the sum of (i) fifteen percent (15%) multiplied by the ratio which the equity investment with respect to the Unit, as of such date, is to the total capital as of such date; plus (ii) the "effective interest rate" per annum of each principal amount of long-term debt outstanding on such date for money borrowed with respect to the Unit (including the amount of Connecticut Yankee's obligation to the U.S. Department of Energy in regard to disposal of prior spent nuclear fuel and associated high level radioactive material which is included in net Unit investment), multiplied by the ratio which such principal amount is to total capital as of such date; plus (iii) the "effective dividend rate" per annum of each series of preferred stock outstanding as of such date with respect to the Unit multiplied by the ratio which the amount at which such preferred stock would be reflected on a balance sheet of Connecticut Yankee is to total capital as of such date. The "effective interest rate" of each principal amount of long-term debt referred to in clause
(ii) will reflect the annual interest requirements and to the extent applicable, amortization of issuance expenses and discounts and premiums and sinking fund call premiums, and expenses and discounts, refunding and retirement expenses and discounts and premiums, and all other expenses applicable to the issue of such indebtedness. The "effective dividend rate" of each series of preferred stock referred to in clause
(iii) will reflect the annual dividend requirements, and to the extent applicable, amortization of issuance expenses and discounts and premiums, sinking fund call premiums and expenses and discounts, refunding and retirement expenses and discounts and premiums, and all other expenses applicable to each such issue of preferred stock.

     "Equity investment" as of any date shall consist of the sum of (i) all amounts theretofore paid to Connecticut Yankee for all common capital stock theretofore issued, plus all amounts paid to Connecticut Yankee by any of its common stockholders as capital contributions or advances, less the sum of any amounts paid by Connecticut Yankee to its common stockholders in the form of stock retirements, repurchases or redemptions, return of capital or repayments of such contributions or advances; plus (ii) any credit balance in the capital surplus account not included under (i) and in the retained earnings account on the books of Connecticut Yankee as of such date.

     "Total capital" as of any date shall be the equity investment with respect to the Unit, plus the total of the amount which would be reflected on a balance sheet of Connecticut Yankee for all long-term debt and preferred stock then outstanding with respect to the Unit.

     "Uniform System" shall mean the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (or any successor governmental authority) for Class A and Class B Utilities and Licensees, as said system may be amended from time to time.

3. DECOMMISSIONING PAYMENT

     For each month the Purchaser will pay Connecticut Yankee an amount equal to the Purchaser's entitlement percentage of the Total
Decommissioning Costs for the month with respect to the Unit.

(a) "Total Decommissioning Costs" for any month shall mean the sum of
(x) an amount equal to all accruals in such month to any reserve as from time to time established by Connecticut Yankee and approved by its board of directors, to provide for the ultimate payment of the Decommissioning Expenses of the Unit plus (y) Decommissioning Tax Liability for such month. It is understood (i) that such funds may be held by Connecticut Yankee or by an independent trust or other separate fund, as determined by said board of directors, (ii) that, upon compliance with Section 7 hereof, the amount, custody and/or timing of such accruals may from time to time during the term hereof be modified by said board of directors in its discretion or to comply with applicable statutory or regulatory requirements or to reflect changes in the amount, custody or timing of anticipated Decommissioning Expenses, and (iii) that the use of the term "to decommission" herein encompasses compliance with all requirements (other than those relating to spent nuclear fuel) of the Nuclear Regulatory Commission or its successors (the "NRC") for permanent cessation of operation of a nuclear facility and any other activities reasonably related thereto.

(b) "Decommissioning Expenses" shall include:

(1) All costs and expenses of any NRC-approved method of removing the Unit from service, including without limitation, dismantling, mothballing, entombment, removing radioactive material (excluding spent nuclear fuel) to temporary and/or permanent storage sites, decontaminating, restoring and supervising the site, and any costs and expenses incurred in connection with proceedings before governmental authorities relating to any authorization to decommission the Unit or remove the Unit from service;

(2) All costs of labor and services, whether directly or indirectly incurred, including without limitation, services of foremen, inspectors, supervisors, surveyors, engineers, security personnel, counsel and accountants, performed or rendered in connection with the decommissioning of the Unit and the removal of the Unit from service, and all costs of materials, supplies, machinery, construction equipment and apparatus acquired or used (including rental charges for machinery, equipment or apparatus hired) for or in connection with the decommissioning of the Unit and the removal of the Unit from service, and all administrative costs, including services of counsel and financial advisers, of any applicable independent trust or other separate fund; it being understood that any amount, exclusive of proceeds of insurance, realized by Connecticut Yankee as salvage on any machinery, construction equipment and apparatus, the cost of which was charged to Decommissioning Expense, shall be treated as a reduction of the amounts otherwise chargeable on account of the costs of decommissioning of the Unit; and

(3) All overhead costs applicable to the Unit during its decommissioning period, including, without limiting the generality of the foregoing, taxes (other than taxes on or in respect of income), charges, licenses, excises and assessments, casualties, surety bond premiums and insurance premiums.

(c) "Decommissioning Tax Liability" for any month shall be an amount established by Connecticut Yankee and approved by its board of directors to meet possible income tax obligations, which amount shall not exceed: the amount to be included in the clause (x) portion of Total Decommissioning Costs for such month multiplied by a fraction whose numerator is equal to the combined highest applicable statutory Federal and state marginal income tax rate and whose denominator is equal to one minus the combined highest statutory Federal and state marginal income tax rate.

Without limiting the generality of the foregoing, any other amounts expended or to be paid with respect to decommissioning of the Unit or removal of the Unit from service shall constitute part of the Decommissioning Expenses if they are, or when paid will be, either (i) properly chargeable to any account related to decommissioning of a nuclear generating unit in accordance with the Uniform System of Accounts applicable to Connecticut Yankee or generally accepted accounting principles as then in effect, or (ii) properly chargeable to decommissioning of a nuclear generating unit in accordance with then applicable regulations of the NRC or the FERC or any other regulatory agency having jurisdiction.

4. DECOMMISSIONING PAYMENT BILLING

     Connecticut Yankee will bill the Purchaser, as soon as practicable after the end of each month, for all amounts payable by the Purchaser with respect to the particular month pursuant to Section 3 hereof. Such bills will be rendered in such detail as the Purchaser may reasonably request and may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods. All bills shall be due and payable when rendered and any amount remaining unpaid 15 days following the date of receipt of bills shall bear interest at an annual rate equal to 2% in excess of the current prime rate then in effect at the principal office in Hartford, Connecticut of The Connecticut Bank and Trust Company, National Association, from the due date to the date payment is received by Connecticut Yankee.

5. DECOMMISSIONING FUND

     Connecticut Yankee agrees to pay to, or cause to be paid to, the Connecticut Yankee Trust or any successor trust approved by the board of directors of Connecticut Yankee all funds collected hereunder for the purpose of decommissioning the Unit or removing the Unit from service.

6. DURATION OF DECOMMISSIONING PAYMENTS

     The Purchaser's obligation to make payment of its entitlement percentage of Total Decommissioning Costs shall, whether or not the Unit is operated or operable and notwithstanding any earlier termination of the service life of the Unit and cancellation of the Power Contract or Additional Power Contract, remain in full force and effect until the completion of decommissioning of the Unit, it being recognized that such costs represent deferred payments in connection with power theretofore delivered by Connecticut Yankee; provided, however, that the payment of Total Decommissioning Costs shall cease upon the taking of the Unit by exercise of the right of eminent domain or similar right or power.

7. AMENDMENT OF DECOMMISSIONING PAYMENT PROVISIONS

     Upon authorization by Connecticut Yankee's board of directors of uniform amendments to all the 1987 Supplementary Power Contracts identical to this 1987 Supplementary Power Contract, Connecticut Yankee shall have the right to amend the provisions hereof relating to decommissioning payments by serving an appropriate statement of such amendment upon the Purchaser and filing the same with the Federal Energy Regulatory Commission (or such other regulatory agency as may have jurisdiction in the premises) in accordance with the provisions of applicable laws and any rules and regulations thereunder, and such amendment shall thereupon become effective on the date specified therein, subject to any suspension order duly issued by such agency.
All other amendments to this 1987 Supplementary Power Contract shall be by mutual agreement, evidenced by a written amendment signed by the parties hereto.

8. SEGREGATED FUND FOR DISPOSAL OF PRIOR SPENT NUCLEAR FUEL AND
   ASSOCIATED HIGH LEVEL RADIOACTIVE MATERIAL

     Connecticut Yankee agrees to pay to, or cause to be paid into, any segregated fund approved by the board of directors of Connecticut Yankee funds collected under this 1987 Supplementary Power Contract for the purpose of disposing of prior spent nuclear fuel and associated high level radioactive material. Funds previously collected by Connecticut Yankee from the Purchaser for the purpose of disposing of prior spent nuclear fuel and associated high level radioactive material shall also be paid into any such segregated fund. Connecticut Yankee further agrees that any funds collected from the Purchaser to meet such disposal costs which are not used for that purpose will be refunded to the Purchaser at the time final payment of such disposal costs is made to the U.S. Department of Energy.

9. SUPPLEMENTARY PAYMENT TO PAYMENTS UNDER THE ADDITIONAL
   POWER CONTRACT

     With respect to each month commencing on or after the effective date of service under the Additional Power Contract, the Purchaser will pay to Connecticut Yankee the amount by which (i) the Purchaser's entitlement percentage of the sum of (a) Connecticut Yankee's total operating expenses for the month with respect to the Unit and (b) an amount equal to one-twelfth (1/12) of the composite percentage for such month of the net Unit investment, EXCEEDS (ii) the amount payable by the Purchaser for the month pursuant to Section 7 of the Additional Power Contract.

     For the purposes of determining the amount, if any, to be paid pursuant to this Section 9, the definitions set forth in Section 2 of this 1987 Supplementary Power Contract shall apply.

10. SUPPLEMENTARY PAYMENTS UPON TERMINATION OF THE UNIT'S
    SERVICE LIFE

     In addition to all amounts otherwise payable by the Purchaser pursuant to the Power Contract and Additional Power Contract, the Purchaser will be obligated to pay to Connecticut Yankee, whether or not the Unit is operated or operable and notwithstanding any earlier termination of the service life of the Unit and cancellation of the Power Contract or Additional Power Contract, the Purchaser's entitlement percentage of expenses associated with disposal of prior spent nuclear fuel. Such spent nuclear fuel expenses will be billed and paid in the same manner as decommissioning payments pursuant to Sections 4 and 6 hereof.
11. ARBITRATION

     In case any dispute shall arise as to the interpretation or performance of this 1987 Supplementary Power Contract which cannot be settled by mutual agreement, such dispute shall be submitted to arbitration. The parties shall if possible agree upon a single arbitrator. In case of failure to agree upon an arbitrator within 15 days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator. The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. Such decision shall be binding upon the parties, and the expenses of the arbitration shall be borne equally by them.

12. REGULATION

     This 1987 Supplementary Power Contract, and all rights, obligations and performance of the parties hereunder, are subject to all applicable state and Federal law and to all duly promulgated orders and other duly authorized action of any governmental authority having jurisdiction.

13. ASSIGNMENT

     This 1987 Supplementary Power Contract shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this 1987 Supplementary Power Contract by either party shall operate to release the assignor, pledgor or transferor of any of its obligations under this 1987 Supplementary Power Contract unless consent to the release is given in writing by the other party, or, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this 1987 Supplementary Power Contract, by the other party's assignee, pledgee or transferee, or unless such transfer is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to, another Purchaser which shall, as part of such succession, assume all the obligations of the transferor under this contract.

14. RIGHT OF SET OFF

     The Purchaser shall not be entitled to set off against the payments required to be made by it under this 1987 Supplementary Power Contract
(i) any amounts owed to it by Connecticut Yankee or (ii) the amount of any claim by it against Connecticut Yankee. However, the foregoing shall not affect in any other way the Purchaser's rights and remedies with respect to any such amounts owed to it by Connecticut Yankee or any claim by it against Connecticut Yankee.

15. INTERPRETATION

     The interpretation and performance of this 1987 Supplementary Power Contract shall be in accordance with and controlled by the law of the State of Connecticut.

16. ADDRESSES

     Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other, relating to this 1987 Supplementary Power Contract, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when mailed to the respective post office address of the other party shown following the signatures of such other party hereto, or such other post office address as may be designated by written notice given as provided in this Section.

17. CORPORATE OBLIGATIONS

     This 1987 Supplementary Power Contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of any party, as such, is expressly waived.

18. USAGE OF DEFINED TERMS

     Except where otherwise specifically provided herein, the usage in this 1987 Supplementary Power Contract of terms which are defined in the Power Contract and Additional Power Contract shall be deemed to be in accordance with the definitions thereof in the Power Contract.

19. COUNTERPARTS

     This 1987 Supplementary Power Contract may be executed in any number of counterparts and each executed counterpart shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument. Any signature page of this 1987 Supplementary Power Contract may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart of this 1987 Supplementary Power Contract identical in form hereto but having attached to it one or more signature pages.

20. EFFECTIVENESS

     This 1987 Supplementary Power Contract shall become effective sixty days after the date upon which this 1987 Supplementary Power Contract shall have been filed with the Federal Energy Regulatory Commission, subject to any suspension order duly issued by the Federal Energy Regulatory Commission. At such time as this 1987 Supplementary Power Contract becomes effective it shall supersede and cancel the previous Supplemental Power Contracts between Connecticut Yankee and the Purchaser, except that this 1987 Supplementary Power Contract shall not affect the obligation to pay any sums of money due with respect to any prior period under the terms of any such previous Supplementary Power Contracts.

     IN WITNESS WHEREOF, the parties have executed this 1987
Supplementary Power Contract by their respective officers duly authorized as of the 1st day of April, 1987.

                                CONNECTICUT YANKEE ATOMIC POWER
                                  COMPANY


                                By _________________________________
                                   Its

                                Address: P.O. Box 270
                                Hartford, Connecticut 06101

                                CENTRAL VERMONT PUBLIC SERVICE
                               CORPORATION


                               By _________________________________
                                  Thomas C. Webb
                                  Its President and C.E.O.

                                  Address: 77 Grove Street
                                  Rutland, Vermont 05701